Exhibit 5.1

Glen Y. Sato

(650) 843-5502

gsato@cooley.com

January 5, 2011

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dynavax Technologies Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 250,000 shares of the Company’s Common Stock, $0.001 par value, issuable pursuant to the Company’s 2004 Employee Purchase Plan and (ii) 15,000,000 shares of the Company’s Common Stock, $0.001 par value, issuable pursuant to the Company’s 2011 Equity Incentive Plan (collectively, the “Plans” and the “Shares”).

In connection with this opinion, we have examined the Plans, the Registration Statement and related Prospectuses, your Amended and Restated Certificate of Incorporation, as amended, and your Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

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